                                                                   Exhibit 10.17

                           KLAK-FM OPTION AGREEMENT
                           ------------------------

     This Option Agreement, dated as of October ___, 2000, is by and between FIRST BROADCASTING COMPANY, L.P., a Delaware limited partnership (the "Purchaser"), and NEXTMEDIA LICENSING, INC., a Delaware corporation and NEXTMEDIA OPERATING , INC., a Delaware corporation ("Operating" and together with "Licensing" the "Seller").

                             PRELIMINARY STATEMENTS
                             ----------------------

A.   Seller currently owns Radio Station KLAK-FM, Durant, Oklahoma (the
"Station").

B. Purchaser desires to obtain and Seller is willing to provide now and further an option to acquire the Broadcasting Assets as defined in the Purchase Agreement including but not limited to the license for the Station but excluding any auxiliary remote pick-up, studio transmitter or satellite licenses (the "Station License"). The sale of the Broadcasting Assets of the Company shall occur on the terms and conditions set forth in a Purchase and Sale Agreement in the form and substance of Exhibit A hereto (the "Purchase Agreement").
                          ---------

C. Purchaser intends to file a rule making proposal or counterproposal for changes in the FM Table of Allotments (collectively, the "Rulemaking Proposal") for submission to the Federal Communications Commission (the "FCC"). Pursuant to this filing, the Station would, among other things, be granted Class C status and relocate its transmitter site located at the following coordinates: 33E 26' 13" north latitude and 97E 29' 5" west longitude (the "Proposed KLAK Tower") (the "KLAK Upgrade"). Such changes will involve changes to other radio stations and agreement by the owners of such stations to consent to such proposal and to make such changes (the "Change Agreements"). To maximize the Station's coverage area, Purchaser has agreed to reserve space on the Proposed KLAK Tower.

D. Prior to the sale of the Station to Purchaser, Seller shall exercise its option to purchase Station KMAD-FM, Whitesboro, Texas (the "Replacement Station"); purchase the Replacement Station; construct the Replacement Station at the present site of the Station's facilities; and transfer the Station's present call sign, format and business to the Replacement Station.

E. Capitalized terms used herein shall have the meanings ascribed to them in this Option Agreement or, if not defined herein, the meanings ascribed to them in Appendix I of the Purchase Agreement.
   ----------

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants, agreements, and conditions hereafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

                             STATEMENT OF AGREEMENT
                             ----------------------
1.   Options.

     1.1 Purchase Option. Seller hereby grants to Purchaser, for a period ending at 5:00 p.m. Central Time, October 15, 2002 (the "Option Period") the right to purchase the Broadcasting Assets for the Purchase Price and upon the other terms and conditions set forth in the Purchase Agreement (the "Purchase Option").

     1.2 Conditions Precedent to Purchase Option. The Purchase Option may not be exercised by Purchaser until each of the following conditions has been fulfilled:

          (i)  The Rulemaking Proposal has been granted by the FCC;

          (ii) Seller has been granted FCC authority to acquire the license of the Replacement Station; and

          (iii) The FCC actions described in subsections (i) and (ii) above, have become Final Orders.

     1.3 Purchase Option Exercise. Prior to the expiration of the Purchase Option, Purchaser may exercise the Purchase Option at its sole discretion. To exercise its right to purchase the Station, Purchaser shall give written notice to Seller prior to the expiration of the Purchase Option Period, and within five
(5) business days thereafter, the Purchase Agreement shall be executed by the parties thereto.

     1.4 Put Option. Purchaser hereby grants to Seller during the Option Period the right to sell the Broadcast Assets for the Purchase Price and upon the other terms and conditions set forth in the Purchase Agreement ("the "Put Option").

     1.5 Conditions Precedent to Put Option. The Put Option may not be exercised by Seller until each of the following conditions has been fulfilled:

          (i)   The Rulemaking Proposal has been granted;

          (ii) Seller has been granted FCC authority to acquire the license of the Replacement Station; and

          (iii) The FCC actions described in subsections (i) and (ii) above, have become Final Orders.

     1.6 Put Option Exercise. Prior to the expiration of the Put Option, Seller may exercise the Put Option at its sole discretion. To exercise its right to sell the Station, Seller shall give written notice to Purchaser prior to the expiration of the Option Period, and within five (5) business days thereafter, the Purchase Agreement shall be executed by the parties thereto.

2.   Actions During the Option Period

     2.1 Rulemaking Proposal. No later than October 6, 2000, Purchaser shall supply Seller with a petition for rulemaking or appropriate rulemaking counter proposal advocating the Rulemaking Proposal (the "Petition"). The Petition shall conform to all FCC procedural requirements for advocating the Rulemaking Proposal and shall be accompanied by a competent engineering showing demonstrating the feasibility of the Rulemaking Proposal. Seller shall promptly file the Rulemaking Proposal with the FCC. Seller shall, at Purchaser's expense, take all reasonable steps in connection with the prosecution of the Rulemaking Proposal. Such steps may include consent to a change in the Station's (i) transmitter site, (ii) community of license or (iii) frequency. Seller shall, at Purchasers expense, use its best efforts to support prompt grant of the Rulemaking Proposal, including, without limitation, participation in meetings with the FCC staff and provision of any additional information reasonably requested by the FCC. Each party agrees it will interpose no objection to the Rulemaking Proposal and shall cooperate with the requests of the other party to coordinate the submission of applications or related filings with the FCC.

     2.2 FCC Consent to Assignment. Within ten (10) business days after exercise of either the Purchase Option or the Put Option, Purchaser and Seller will file with the FCC an application requesting the consent of the FCC to the assignment of the Station License from Seller to Purchaser.

     2.3 Transfer Restrictions. From the date hereof until the termination of the Option Period, Seller shall not, without the prior written consent of Purchaser, assign or transfer the Station License or any of the Broadcasting Assets except that Seller shall have the right to replace the Station equipment in the ordinary course of business with equipment serving the same function and of equal or greater value. Nothing herein shall limit Seller's ability to transfer the Station License or Broadcasting Assets to a third party provided such third party agrees to be bound by the terms of this

Agreement. Further, nothing herein shall limit Seller's ability to pledge or hypothecate the Station's License (to the extent permitted by law) or the Broadcasting Assets to institutional lenders of Seller or of Seller's Affiliates.

     2.4 Change Agreements. Purchaser shall have the right to negotiate any agreements with owners of stations affected by the Rulemaking Proposal (the "Change Agreements") on such terms as Purchaser, in its sole discretion subject to the limitation contained in this section, determines to be appropriate. Seller shall have a reasonable right to review and comment on such Change Agreements before final versions of such agreements are executed. Purchaser shall be responsible for any payments to be made pursuant to the Change Agreements and Seller shall not be required to assume any liability to any third party in connection therewith. Purchaser agrees not to enter into any Change Agreements that may have a material adverse effect on the Station License, the Broadcasting Assets, the Replacement Station, or Seller's business generally or which overall would adversely affect the public interest generally.

3.   Asset Purchase.

     3.1 Purchase Price. The purchase price (the "Purchase Price") to be paid for the Broadcasting Assets shall be $9,300,000.00, to be divided as follows:
(i) $5,300,000.00 payable to Next Media Licensing, Inc., and (ii) $4,000,000.00 payable to H.S. Lake Broadcasting L.P. The Purchase Price will be payable in cash at Closing, which shall occur in accordance with the Purchase Agreement.

     3.2 Broadcasting Assets; Excluded Assets. The Broadcasting Assets, shall include the Station License and transmitter, transmission line and antenna and any equipment located at the tower site used in connection with the Station and the other items described in the definition of

Broadcasting License contained in the Purchase Agreement. The Broadcasting Assets shall exclude all other assets, including without limitation, all real estate, towers, cash, cash equivalents, accounts receivable, the call sign KLAK, Seller's business records, customer lists and contracts, software and studio equipment.

     3.3 Delivery Free of Encumbrances. The Broadcasting Assets shall be delivered free and clear of debts, liens and encumbrances of any kind whatsoever except those credited by the Purchase Agreement.

     3.4 Assignment of Licenses. At Closing, Seller will assign all Broadcasting Assets to Purchaser. The sale of the Broadcasting Assets shall occur on the terms and conditions set forth in the Purchase Agreement.

     3.5 No Assumption of Obligations. Purchaser will not assume any obligations of Seller, including but not limited to office or studio leases, employment or personal services contracts, and union contracts.

     3.6  [INTENTIONALLY OMITTED]

     3.7 Conditions to Closing. The Closing and assignment of the Station License and transfer of the other Broadcasting Assets will be subject to the conditions set forth in the Purchase Agreement.

     3.8  Relocation Permit.  Immediately, and in any event no later than seven
(7) days following the Final Order for Rulemaking Proposal, Seller agrees to file for a permit for the relocation of the Station's antenna to the proposed KLAK Tower or other alternative, mutually agreeable location.

     3.9  Expenses.

          i. Except as otherwise provided herein, each party will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the transactions contemplated hereby.

          ii. Purchaser will reimburse Seller for all of its legal expenses relating to this Agreement, including those relating to (a) negotiating and drafting this Agreement, (b) reviewing, filing and prosecuting the Rulemaking Proposal, (c) preparing, filing and prosecuting the application to modify the Station, (d) preparing, filing and prosecuting the application to assign the Station License to Purchaser, (e) preparing, filing and prosecuting the application to assign the Replacement Station's license to Seller, (f) closing on the sale of the Station License to Purchaser and (g) closing on the sale of the Replacement Station's license to Seller.

          iii. In addition, Purchaser agrees to pay all other expenses related to the Rulemaking Proposal, the filing of the application to modify the Station, the application for consent to change in ownership, and the filing for a construction permit to relocate the Station.

          iv. Purchaser agrees to pay additional expenses in the sum of $211,536.00 for technical expenditures as set forth in Schedule 1 to this Agreement. Purchaser further agrees to pay a mutually agreed upon and reasonable amount for retuning the CUE paging subcarrier subscriber equipment. Purchaser also agrees to pay the costs described in Section 17.2 of the Purchase Agreement.

          v. The payment of all sales, use, transfer or similar Taxes, documentation stamps, or other charges imposed by any and all governmental authorities (excluding any income or gain taxes) with respect to the transfer of title to the Broadcasting Assets and the other transactions anticipated hereby shall be borne equally by Seller and Purchaser.

          vi. All recording costs and fees incurred in connection with the clearing and removing of any liens and encumbrances not assumed by Purchaser to which the Broadcasting Assets may be subject, so as to permit Seller to convey good and marketable title to the Broadcasting Assets free and clear of all Encumbrances, shall be the responsibility of Seller.

          vii. With respect to each expense set out in subsections (ii) and
(iii) above, Purchaser shall reimburse Seller within thirty (30) days after Seller provides Purchaser written notice that Seller has incurred the expense accompanied by invoices, receipts or similar proof of the nature and amount of the expense. Purchaser shall pay Seller the expenses set out in subsection
(iv), above, at Closing on Purchaser's acquisition of the Station. The expenses set out in subsections (v) and (vi), above shall be paid or prorated at Closing on Purchaser's acquisition of the Station.

     3.10 Review of Application Process. Seller shall have a reasonable right of review of the application process by its attorneys and engineers to assure that the Station License is not adversely affected by the Rulemaking Proposal.

     3.11 Change Agreements. Purchaser will negotiate any agreements with owners of stations affected by the KLAK Upgrade (the "Change Agreements") on such terms as Purchaser determines to be appropriate. Seller shall have a reasonable right to review and comment on such Change Agreements before final Change Agreements are executed. All payments required under such Change Agreements be contingent upon an FCC grant of the Rulemaking Proposal becoming a Final Order. Purchaser shall be solely responsible for such payments and will indemnify and hold Seller harmless for any loss, costs or liabilities incurred in connection with the Change Agreements. Seller shall not be required to assume any liability to any third party.

     3.12 Hart-Scott-Rodino. The parties acknowledge that the consummation of this transaction may include obtaining required consents and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"). Any expenses associated with a filing under the HSR Act shall be born by Purchaser.

4. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

     4.1 Organization and Standing; Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the right to conduct business in the State of Oklahoma. Seller has the power and authority to own the Broadcasting Assets, and to enter into and perform the terms of this Option Agreement and of the documents and instruments called for herein and to consummate the transactions contemplated hereby.

     4.2 Authorization; Binding Obligation; Consent. The execution, delivery and performance by Seller of this Option Agreement and of the documents and instruments called for herein, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by Seller. This Option Agreement constitutes a valid and binding agreement and an obligation of Seller, enforceable in accordance with its terms. Except as contemplated by the Purchase Agreement and Section 3.12 hereof, the execution, delivery and
                       ------------
performance by Seller of this Option Agreement and the agreements and instruments called for hereunder will not require the consent, approval and authorization of any person, entity or governmental authority.

     4.3 No Contravention. The execution, delivery and performance of this Option Agreement and the other documents to be executed in connection herewith, the consummation of the transactions contemplated by the Purchase Agreement and the compliance with the provisions thereof by Seller do not and will not, after the giving of notice or the lapse of time or otherwise: (i) conflict with or violate any provision of the charter documents or bylaws of Seller, (ii) result in the breach of, constitute a default under, conflict with or result in the termination or alteration of, the provisions of any agreement or other instrument to which Seller is a party or by which the property of Seller is bound or affected, or result in the creation of any Encumbrance upon any of the Broadcasting Assets including the Station License, or (iii) violate or conflict with any material laws, regulations, orders, writs, injunctions, decrees or judgements, including the Communications Act, applicable to Seller, or any of the Broadcasting Assets, including the Station License.

     4.4 Licenses. The Station License is valid and in full force and effect. Seller is not aware of any investigation, notice of investigation, violation, order, complaint, action or other proceeding pending or, to the knowledge of Seller, threatened before the FCC or any other Governmental Authority to vacate, revoke, refuse to renew or modify such Station License. No event has occurred which permits or after notice or lapse of time would permit, the revocation or termination of the Station License other than FCC proceedings concerned with the broadcast industry generally.

     5. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

     5.1 Organization and Standing; Power and Authority. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Texas. Purchaser has the full power and authority to own, lease and operate its assets, to carry on its business as currently conducted, and to enter into and perform the terms of this Option Agreement and of the documents and instruments called for herein and to consummate the transactions contemplated hereby and thereby.

     5.2 Authorization; Binding Obligation; Consents. The execution, delivery and performance by Purchaser of this Option Agreement and of the documents and instruments called for herein, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary partnership action on the part of Purchaser. This Option Agreement constitutes a valid and binding agreement and obligation of Purchaser enforceable in accordance with its terms. Except as contemplated by the Purchase Agreement or
Section 3.12 hereof, the execution, delivery and performance by Purchaser of
------------
this Option Agreement and the agreements and instruments called for hereunder will not require the consent, approval or authorization of any person, entity or governmental authority.

     5.3 No Contravention. The execution, delivery and performance of this Option Agreement and the other documents to be executed in connection herewith, the consummation of the transactions contemplated by the Purchase Agreement and the compliance with the provisions thereof by Purchaser do not and will not, after the giving of notice or the lapse of time or otherwise: (a) conflict with or violate any provisions of the partnership agreement of Purchaser or the charter documents or bylaws of any partner of Purchaser, (b) result in the breach of, constitute a default under, conflict with or result in the termination or alteration of, the provisions of any agreement or other instrument to which Purchaser is a party or by which the property of Purchaser is bound or affected, or (c) violate or conflict with any material laws, regulations, order, writs, injunctions, decrees or judgments, including the Communications Act, applicable to Purchaser.

     5.4 Qualifications. Purchaser is legally, financially, and otherwise qualified to become the FCC licensee of the Station.

6.   Covenants.

     6.1 Specific Performance. In the event of breach by a party of its obligations under this Option Agreement, the other party shall have the right to seek injunctive relief and/or specific performance. Such right is cumulative and not alternative to the right of such party to seek damages at law. Each party agrees to waive any defense as to the adequacy of the other party's remedies at law and to interpose no opposition to the propriety of injunctive relief or specific performance as a remedy.

     6.2 Cessation of Discussions. Seller agrees that during the Option Period, neither Seller not its officers, directors, employees, consultants, advisors or affiliates ("Representatives") will engage in, initiate, continue, or permit to occur any contact or discussion of any kind whatsoever with any third party for the direct or indirect purchase or sale of the Station or any portion of the Broadcasting Assets to any third party provided however that Seller may negotiate a sale of the Station to a third party if that third party agrees in writing to be bound by the terms of this Agreement.

7.   Miscellaneous.

     7.1 Additional Actions and Documents. Each of the parties hereto hereby agrees to use commercially reasonable efforts to take or cause to be taken such further actions to execute, deliver and file such further documents and instruments, and to obtain such consents as may be necessary in order to fully effectuate the purposes, terms and conditions of this Option Agreement. The parties shall refrain from actions inconsistent with the transactions contemplated herein.

     7.2 Notice of Proceedings. Purchaser or Seller, as the case may be, will promptly, and in any event within five (5) business days, notify the other in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Option Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of the Option Agreement or such transactions contemplated hereby, or to nullify or render ineffective this Option Agreement.

     7.3 Notices. Any notice, request, demand or consent required or permitted to be given under this Option Agreement shall be in writing (including facsimile transmissions and similar writings) and shall be effective when transmitted and confirmation of receipt is obtained for facsimile transmissions and similar writings, when delivered personally, one (1) business day after sent by recognized overnight courier, and five (5) days after sent by mail, first-class, postage prepaid, registered mail, return receipt requested, in each case to the following address or facsimile number, as applicable:


     If to Purchaser:         c/o First Broadcasting Management, LLC
                              750 North St. Paul, Tenth Floor
                              Dallas, Texas  75201
                              Attn: James I. Stansell, Jr., President
                              Telephone: (214) 855-0002
                              Facsimile: (214) 855-5145

     With copies to:          Gary M. Lawrence
                              Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                              1700 Pacific Avenue, Suite 4100
                              Dallas, Texas  75201
                              Telephone: (214) 969-2860

                              Facsimile: (214) 969-4343

     If to the Company:       NextMedia Group, Inc.
                              6312 S. Fiddler's Green Circle, Suite 360-E
                              Englewood, Colorado  80111
                              Attention: Samuel Weller
                              Telephone: (303) 694-9118
                              Facsimile: (303) 694-4940

     With copies to:          Leibowitz & Associates, P.A.
                              1 S.E. Third Avenue, Suite 1450
                              Miami, Florida  33131
                              Attention:  Matthew L. Leibowitz
                              Telephone: (305) 530-1322
                              Facsimile: (305) 530-9417

or at such other address as either party shall specify by notice to the other.

     7.4 Headings and Entire Agreement. The section and subsection headings do not constitute any part of this Option Agreement and are inserted herein for convenience of reference only. This Option Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. It may not be amended, modified or changed orally, but only in writing signed by the party against whom enforcement of any amendment, modification, change, waiver, extension or discharge is sought.

     7.5 Waiver. No waiver of a breach of, or default under, any provision of this Option Agreement shall be deemed a waiver of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Option Agreement.

     7.6 Binding Effect and Assignment. This Option Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and their permitted assigns. Neither this

Option Agreement nor any obligation hereunder shall be assignable except with the prior written consent of the other party; provided, however, that Purchaser or Seller may assign this Option Agreement, in whole or in part, to any Affiliate, provided that in the case of Seller, such subsidiary or affiliate actually owns all right and title to the Broadcasting Assets. No such assignment shall relieve Purchaser or Seller of its obligations hereunder.

     7.7 Counterparts. This Option Agreement may be executed in counterparts, each of which shall be deemed an original, but which taken together shall constitute one agreement.

     7.8 Governing Law. This Option Agreement, and the rights and obligations of Purchaser, and Seller hereunder, shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed therein.

     7.9 Severability. If any provision of this Option Agreement or the application thereof to any person or circumstance, is held invalid, such invalidity shall not affect any other provision which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable. Any such invalid provision shall be given effect to the extent possible or shall be reformed so as to make it enforceable and valid while preserving the original intent of the parties.

     7.10 Third Party Rights. Neither Purchaser nor Seller assumes any duty hereunder to any other person or entity, and this Option Agreement shall operate exclusively for the benefit of the parties hereto and their respective affiliates and not for the benefit of any other person or entity.

     7.11 Time of the Essence. Time is of the essence in the performance of this Option Agreement.

     7.12 Costs of Litigation. If any party institutes an action at law or equity seeking relief for a default under this Agreement, the prevailing party shall be entitled to its costs, including the cost of appeals and its reasonable attorneys fees.

     7.13 Termination Options.

          (i) Within fourteen (14) days of executing this Agreement, Seller shall exercise its option to acquire the Replacement Station and use its best efforts to apply for and obtain FCC consent to Seller's acquisition of the Replacement Station's FCC licenses. Nothing in this subsection shall require Seller to expend in excess of Twenty Thousand Dollars ($20,000.00) in preparing, filing and prosecuting the application for FCC consent to Seller's acquisition of the Replacement Station. In the event that Seller has expended Twenty Thousand Dollars ($20,000.00) pursuant to this Section 7.13(i), Purchaser shall have the option, exercisable in its sole discretion, to expend such additional amounts necessary to obtain FCC consent to Seller's acquisition of the Replacement Station. If a petition to deny or informal objection is filed against Seller's FCC application to acquire the Replacement Station, Seller shall have the right, but not the obligation, to terminate this Agreement.

          (ii) If the FCC's public notice of acceptance for filing of Seller's FCC application to acquire the Replacement Station subjects that FCC application to special scrutiny on issues of ownership concentration or competition, then Seller shall have the right, but not the obligation to terminate this Agreement.

          (iii) If the FCC has not acted to grant its consent to Seller's acquisition of the Replacement Station's FCC licenses on or before February 28, 2001 (or such later date as may be specified in subsections (vii) or (viii), below), Seller shall have the right, but not the obligation, to terminate this Agreement.

          (iv) If a petition for reconsideration or an application for review is filed against any FCC action granting Seller's application to acquire the FCC licenses of the Replacement Station, Seller shall have the right, but not the obligation, to terminate this Agreement.

          (v)    Any termination of this Agreement under the provisions of this
Section 7.13 shall be effectuated by Seller giving written notice to Purchaser on or before June 20, 2001 (or such later date as may be specified in subsections (vii) or (viii), below).

          (vi) If Robert Sullins wrongfully refuses to close on the purchase and sale of the Replacement Station to Seller, Seller shall have the right, but not the obligation, to terminate this Agreement.

          (vii) Prior to terminating this Agreement under the provision of subsections (iii) or (iv) above, Seller and Purchaser shall confer with respect to the risk of harm to Seller from an imminent FCC action on the Rulemaking Proposal. If the parties agree that this risk of harm is sufficiently small, they shall postpone the dates in subsections (iii) and (v) by an agreed upon amount.

          (viii) If the FCC issues its public notice of the Rulemaking
Proposal (the "Public Notice") after December 4, 2000, then (a) the date specified in subparagraph (iii), above, shall be the date sixty (60) days after issuance of the Public Notice; and (b) the date specified in subparagraph (v), above, shall be the date 160 days after issuance of the Public Notice.

          (ix) If Seller terminates this Agreement for any reason prior to FCC action on the Rulemaking Proposal, Seller and Purchaser shall cooperate to promptly withdraw the Rulemaking Proposal from FCC consideration.

          (x) Seller may not terminate this Agreement under any of the provisions of this Section 7.13 after the FCC has granted the Rulemaking Proposal.

                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each party has caused this Option Agreement to be duly executed and delivered in its name and on its behalf, all as of the date and year first written above.

          PURCHASER:     FIRST BROADCASTING COMPANY, L.P.
                    By:  FIRST BROADCASTING MANAGEMENT, LLC
                         its general partner

                    By:  _______________________________
                         Jim Stansell
                         President & COO
                         Station Development Division



          SELLER:        NEXTMEDIA LICENSING, INC.

                    By:  _______________________________
                         Matthew L. Leibowitz
                         Secretary


                         NEXTMEDIA OPERATING, INC.

                    By:  _______________________________
                         Matthew L. Leibowitz
                         Secretary

19